Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                 Three Months Ended March 31
                                                     2003            2002
                                                 ------------    ------------

BASIC
Average shares outstanding                         74,444,132      59,914,680
Net income (loss)                                     $11,339         $(3,514)

     Per share amount                                   $0.15          $(0.06)
                                                        =====          ======

DILUTED
Average shares outstanding                         74,444,132      59,914,680

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      169,038         480,503
                                                   ----------      ----------
                                                   74,613,170      60,395,183
Net income (loss)                                     $11,339         $(3,514)

     Per share amount                                   $0.15          $(0.06)
                                                        =====          ======